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                                                               Exhibit 23.2


CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-90784) pertaining to the registration of 12,458,333 shares of its common stock, Form S-8 No. 333-44680 dated August 28, 2000 pertaining to the Employee Stock Purchase Plan and Form S-8 No. 333-50498 dated November 22, 2000 pertaining to the Amended and Restated Stock Option Plan and the 2000 Stock Incentive Plan of ServiceWare Technologies, Inc., of our report dated January 25, 2002, with respect to the consolidated financial statements of ServiceWare Technologies, Inc., included in this Form 10-K for the year ended December 31, 2003.


/s/ Ernst & Young LLP



Pittsburgh, Pennsylvania
March 29, 2004